Contact Information:

CCG Elite
Crocker Coulson, President /
Leslie Richardson, Financial Writer
Tel: +1-310-231-8600
Email: crocker.coulson@ccgir.com/leslie.richardson@ccgir.com

China Precision Steel
Leada Li, CFO
Tel: 011-85-29059-0462
Email: leadali@biznetvigator.com

FOR IMMEDIATE RELEASE

China Precision Steel Announces Completion of $20.8 Million Private Placement

SHANGHAI, China, February 21, 2007 - China Precision Steel (NASDAQ: CPSL), a niche precision steel processing company principally engaged in producing and selling high precision cold-rolled steel products, announced today it has sold $20.8 million of newly issued shares of its common stock, par value $0.001 per share (the “Common Stock”) pursuant to definitive agreements entered into with certain institutional accredited investors in the United States and certain institutional and other investors outside the United States. The Common Stock was sold in reliance upon exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) provided by Section 4(2) thereof and Regulation D and Regulation S thereunder. The Company expects to use the net proceeds from the placement for a new production facility, to repay certain outstanding debt and for general working capital purposes.

“This financing will help facilitate the expansion of our business. By June this year, we plan to begin production of our second cold-rolled mill with 150,000 tons of capacity,” commented Dr. Wo Hing Li.

All shares of Common Stock were sold at a price per share of $3.00 (the “Purchase Price”). In addition to customary terms and conditions, the Agreements contain a Make-Good provision pursuant to which investors may receive, on a pro-rata basis, up to an additional 2,000,000 shares of Common Stock if the Company’s net income is less than $10.4 million for fiscal 2007 or less than $12.5 million for fiscal 2008. The Company’s financial year ends on June 30. The Agreements require each of the Company’s directors and executive officers, as well as the placement agents, to enter into lock-up agreements with respect to their shareholdings. In connection with the placement, 770,556 additional shares of Common Stock were issued to certain existing shareholders of the Company in connection with anti-dilution protection relating to this financing only. In addition to cash compensation, each of the U.S. and International placement agents received warrants to purchase shares of Common Stock equal to 4.25% of the total number of shares sold in the placement. A further 100,000 shares were issued to the U.S. placement agent as partial compensation for services rendered.

The shares of Common Stock and the warrants issued in the private placement have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States except pursuant to an effective registration statement filed with the Securities and Exchange Commission or pursuant to an applicable exemption from the relevant registration requirements. The Company has agreed to file a registration statement with the SEC for the resale of the shares of Common Stock sold in the private placement. The Common Stock is listed on The NASDAQ Capital Market under the symbol “CPSL”.

The Company has estimated that its revenues for fiscal 2007 and 2008 will be approximately $50.5 million and $62.5 million, respectively, with gross profit of $15.6 million and $20.3 million, respectively. Net income before tax is forecast at $13.1 million and $17.0 million, respectively, for fiscal 2007 and 2008, with provision for income tax of $2.2 million and $2.9 million, respectively. These estimates do not account for any adjustments attributable to foreign currency exchange rates and are based solely upon the Company’s current business strategy and outlook. The Company undertakes no obligation to any person to update these estimates for changes to its business or to the underlying assumptions upon which these estimates are based.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About China Precision Steel

China Precision Steel is a niche precision steel processing company principally engaged in the production and sale of high precision cold-rolled steel products and provides value added services such as heat treatment and cutting medium and high carbon hot-rolled steel strips. China Precision Steel produces high precision ultra-thin (3.0 mm to 0.03 mm) cold-rolled steel products primarily for automotive components, food packaging materials, saw blades and textile needle manufacturing companies in the People’s Republic of China. China Precision Steel’s operation is currently located in The People’s Republic of China. However, China Precision Steel intends to expand overseas into Japan, Taiwan, Korea, Thailand, the Philippines, the European Union and the United States in the future.

More information about the Company can be found on the Company’s website www.shctps.com and in the filings made by the Company with the Securities and Exchange Commission at www.sec.gov.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of China Precision Steel’s management and are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which China Precision Steel is engaged; cyclicality of steel consumption including overcapacity and decline in steel prices, limited availability of raw material and energy may constrain operating levels and reduce profit margins, environmental compliance and remediation could result in increased cost of capital as well as other relevant risks not included herein. The information set forth herein should be read in light of such risks. China Precision Steel does not assume any obligation to update the information contained in this press release.